Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS		INVESTOR RELATIONS
Michael Martinez		Laura Guerrant
Aviza Technology, Inc.		Guerrant Associates
VP, Worldwide Corporate Marketing		Principal
Phone:	+1 (831) 439-6354	Phone:	+1 (808) 882-1467
Fax:	+1 (831) 439-6223	Fax:	+1 (808) 882-1267
michael.martinez@aviza.com		lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY AND FOWLER PROPERTY ACQUISITIONS LLC

 ENTER INTO PROPERTY SALE AGREEMENT

SCOTTS VALLEY, Calif., March 6, 2008—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today announced that it has entered into an agreement with Fowler Property Acquisitions, LLC (FPA) to sell the property on which Aviza’s worldwide headquarters and batch systems manufacturing facilities are currently located.  The property is situated on approximately 43 acres of land located primarily in Scotts Valley, located in Santa Cruz County, California.

The stated purchase price in the agreement is $13,000,000.  In addition, the agreement includes conditions for a ninety-day due diligence period, during which time FPA can evaluate the property for continued commercial use.  More information about the agreement, including a copy of the agreement, can be found in the Current Report on Form 8-K that Aviza will file within 4 days with the Securities and Exchange Commission.

“Aviza remains committed to selling the property on which our headquarters is located,” said Jerry Cutini, President and CEO of Aviza Technology, Inc.  “FPA’s core expertise is investing in commercial and multi-family properties and we believe that the Scotts Valley site will complement their existing real estate portfolio.  Once the Scotts Valley property is sold, Aviza intends to move its headquarters to Santa Clara County.”

FPA is familiar with conducting business in Scotts Valley.  They own the commercial property where the Santa Cruz Sentinel newspaper is located, the site which was previously part of Borland Software Corp.’s facility in Scotts Valley.

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AVIZA TECHNOLOGY AND FOWLER PROPERTY ACQUISITIONS LLC ENTER INTO PROPERTY SALE AGREEMENT

Safe Harbor

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements.  Some of these factors and other important factors are detailed in our various Securities and Exchange Commission filings, particularly in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as amended, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.aviza.com.

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